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                        Consent of Independent Auditors
                        -------------------------------

To the Board of Trustees and Shareholders of Hewitt Series Trust:


To the Interestholders and Board of Trustees of Master Investment Portfolio:


       We consent to the use of our report dated February 11, 2002 on the statements of assets and liabilities of Hewitt Money Market Fund and Hewitt Institutional Money Market Fund, each a series of Hewitt Series Trust, as of December 31, 2001, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 6, to Registration Statement (No. 333-59221) on Form N-1A under the Securities Act of 1933.

       We also consent to the use of our report dated February 9, 2001 on the statement of assets and liabilities, including the portfolio of investments, of Money Market Master Portfolio, a series of Master Investment Portfolio, as of December 31, 2000, and the related statement of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference herein.


       We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


                                              /s/ KPMG LLP
                                              --------------------------------



April 30, 2002
San Francisco, California